UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION

                         Washington, D. C.  20549




                                 FORM 8-K

                              CURRENT REPORT
                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



    Date of Report (Date of earliest event reported)  December 23, 1997


                          AMC ENTERTAINMENT INC.
          (Exact name of registrant as specified in its charter)


        DELAWARE                   1-8747             43-1304369
(State or other jurisdiction   (Commission            (IRS Employer
       of incorporation)       File Number)           Identification No.)





106 W. 14TH  STREET, KANSAS CITY, MO                 64105-1977
 (Address of principal executive offices)(Zip Code)


Registrant's telephone number, including area code      (816) 221-4000




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Item 5.  Other Events

      On December 23, 1997, certain subsidiaries of AMC Entertainment Inc. (the "Company") sold the following 3 megaplex theatres to Entertainment Properties Trust ("EPT"), a real estate investment trust, for an aggregate purchase price of $51.6 million:

          Theatre Name             Metropolitan Area

          First Colony 24          Houston, TX
          Oak View 24              Omaha, NE
          Leawood Town Center      Kansas City, MO/KS


     The sale of theatres was pursuant to an Agreement of Sale and Purchase between EPT and American Multi-Cinema, Inc. ("AMC"), a subsidiary of the Company, which was previously filed with the Company's Form 8-K dated November 24, 1997. Proceeds from the sale were applied to indebtedness under the Company's existing credit facility.

     Concurrent with the sale of the theatres, AMC leased the theatres from EPT pursuant to non-cancelable operating leases with terms of 15 years and options to extend for up to an additional 20 years. The Company has guaranteed AMC's obligations under the leases. The leases are triple net leases that require AMC to pay substantially all expenses associated with the operation of the theatres, such as taxes and other governmental charges, insurance, utilities, service, maintenance and any ground lease payments. The leases and guarantees of leases respecting the theatres referred to above are substantially identical in all material respects to those filed with the Company's Form 8-K dated November 24, 1997.





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                                SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1994, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              AMC ENTERTAINMENT INC.



Date:  January 9, 1998             By:    /s/ Richard L. Obert
                                          Richard L. Obert
                                          Senior Vice President and
                                          Chief Accounting and
                                          Information Officer









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